Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF THE WALT DISNEY COMPANY

The following unaudited pro forma condensed combined financial statements (the “Disney Pro Forma Financial Statements”) of The Walt Disney Company (formerly known as TWDC Holdco 613 Corp.) (“New Disney” or “we”) present TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Disney”) and its subsidiaries combined with RemainCo (as defined herein). These pro formas are derived from the historical consolidated financial statements of Disney and the RemainCo Pro Forma Financial Statements (as defined herein) including historical financial information of the regional sports networks (“RSNs”) of Twenty-First Century Fox, Inc. (“21CF”). The RemainCo Pro Forma Financial Statements present 21CF on a pro forma basis (“RemainCo”) after giving effect to the Separation and the Distribution (each as defined herein) and the sale of RemainCo’s 39% interest in Sky plc (“Sky”) (the “Sky Sale”) in October 2018 as described in the RemainCo Pro Forma Financial Statements. The Disney Pro Forma Financial Statements give effect to (1) the completion of the acquisition of RemainCo (the “Acquisition”), (2) our incurrence of approximately $35.7 billion in new indebtedness (the “New Indebtedness”) to fund the cash portion of the 21CF Merger consideration (as defined herein) and (3) the repayment by us of approximately $16.1 billion of the New Indebtedness using cash acquired from RemainCo, as if these transactions had been completed on October 1, 2017, for statement of income purposes, and on December 29, 2018, for balance sheet purposes. Additionally, we have presented the RSNs as assets held for sale at December 29, 2018, for balance sheet purposes, and have eliminated their revenues and expenses from the income statements for the year ended September 29, 2018 and three-months ended December 29, 2018.

Disney and RemainCo have different fiscal years. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. The pro forma statement of income information included in the Disney Pro Forma Financial Statements is based on the following:

•

With respect to Disney, the audited consolidated financial statements of Disney contained in its Annual Report on Form 10-K for the year ended September 29, 2018 and the unaudited consolidated financial statements of Disney for the three months ended December 29, 2018; and

•	With respect to RemainCo, the RemainCo Pro Forma Financial Statements for the year ended June 30, 2018 and the RemainCo Pro Forma Financial Statements for the three months ended September 30, 2018.

The pro forma balance sheet information included in the Disney Pro Forma Financial Statements is based on the following:

•	With respect to Disney, Disney’s unaudited consolidated balance sheet as of December 29, 2018; and

•	With respect to RemainCo, the RemainCo Pro Forma Financial Statements as of December 31, 2018.

We have made certain adjustments to the historical book values of the assets and liabilities of RemainCo to reflect preliminary estimates of their fair values, with the excess of the purchase price over the adjusted historical net assets of RemainCo recorded as goodwill. We have not completed the detailed valuations necessary to arrive at the final estimates of the fair value of RemainCo assets acquired and liabilities assumed in order to complete the related allocations of purchase price. At the time of this filing, we have not yet determined the adjustments necessary, if any, to conform RemainCo to our accounting policies. Until the 21CF Merger (as defined herein) was completed on March 20, 2019, Disney and RemainCo were limited in their ability to share information with each other. After we complete the valuations, any increases or decreases in the fair value adjustments could be materially different than amounts presented in the Disney Pro Forma Financial Statements.

The Acquisition closed on March 20, 2019 with a per share value of the 21CF Merger consideration of $51.572626. The final amount as of the closing date of the Transaction Tax (as defined in the Acquisition Agreement) was $6.5 billion. As a result, Disney was required to make a cash payment to New Fox (as defined herein) in the amount of $2.0 billion.

The Disney Pro Forma Financial Statements have been prepared to reflect adjustments to Disney’s historical consolidated financial information that are (i) directly attributable to the Acquisition and the planned divestiture of the RSNs, (ii) factually supportable and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on New Disney’s results. New Disney expects to apply the proceeds from the planned divestiture of the RSNs to repay a portion of the New Indebtedness.

The Disney Pro Forma Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of New Disney would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Disney Pro Forma Financial Statements do not include integration costs expected to result from the Acquisition or the realization of any cost synergies or revenue synergies expected to result from the Acquisition. The Disney Pro Forma Financial Statements reflect the expected divestiture of the RSNs as agreed to with the U.S. Department of Justice, but do not reflect certain other immaterial divestitures that have been agreed to. Additionally, the Disney Pro Forma Financial Statements do not reflect any additional divestitures or other actions that may be required by regulatory or governmental authorities in connection with obtaining approvals and clearances for the Acquisition. The effects of the foregoing excluded items could, individually or in the aggregate, materially impact the Disney Pro Forma Financial Statements.

The Disney Pro Forma Financial Statements and accompanying notes should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Disney and 21CF and the RemainCo Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 29, 2018

(In Millions)

	Disney	RemainCo	Pro Forma Adjustments		Divestiture of RSN (g)	Combined
ASSETS
Current assets
Cash and cash equivalents	$4,455	$26,337	$(16,103)	a	$(102)	$14,705
			118	c2
Receivables	10,123	5,762	577	c2	(700)	14,675
			(1,087)	d
Inventories	1,357	47	—		—	1,404
Television costs and advances	824	2,682	739	c2	(227)	3,695
			(323)	d
Other current assets	778	653	100	c2	(12)	1,519
Assets to be divested	—	—	—		1,041	1,041

Total current assets	17,537	35,481	(15,979)		—	37,039
Film and television costs	8,177	7,985	(4,832)	b2	(1,549)	22,111
			10,442	b3
			1,966	c2
			(78)	d
Investments	2,970	544	(544)	b2	—	4,242
			5,772	b5
			(4,500)	c
Parks, resorts and other property	29,797	821	175	c2	(86)	30,707
Intangible assets, net	6,747	3,111	(3,111)	b2	(6,822)	27,981
			25,732	b4
			2,324	c1
Goodwill	31,289	7,584	(7,584)	b2	(7,216)	71,744
			34,897	b
			12,774	c
Other assets	3,424	1,815	131	c2	(4)	4,905
			(461)	d
Assets to be divested	—	—	—		15,677	15,677

Total assets	$99,941	$57,341	$57,124		$—	$214,406

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 29, 2018

(continued)

(In Millions)

	Disney	RemainCo	Pro Forma Adjustments		Divestiture of RSN (g)	Combined
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, deferred revenue and other	$14,130	$12,768	$(351)	b6	$(129)	$27,893
			2,516	c2
			(1,191)	d
			150	e7
Current portion of borrowings	3,489	887	19,600	a	(32)	23,948
			4	b7
Liabilities to be divested	—	—	—		161	161

Total current liabilities	17,619	13,655	20,728		—	52,002
Borrowings	17,176	18,321	—	a	(1,068)	38,364
			3,597	b7
			338	c2
Deferred income taxes	3,177	891	5,843	b8	(1,426)	8,668
			293	c3
			(78)	d
			(32)	e7
Other long-term liabilities	6,452	3,211	(178)	b6	(130)	9,389
			(169)	c
			(168)	b2
			758	c2
			(387)	d
Liabilities to be divested	—	—	—		3,709	3,709
Redeemable noncontrolling interests	1,124	470	(470)	b1	(1,085)	2,624
			1,085	b9
			1,500	c
Equity	54,393	20,793	33,753	a	—	99,650
			(20,793)	b1
			2,747	b9
			4,669	c
			4,500	c
			(294)	d
			(118)	e7

Total liabilities and equity	$99,941	$57,341	$57,124		$—	$214,406

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED SEPTEMBER 29, 2018

(In Millions, Except Per Share Data)

	Disney	RemainCo	Pro Forma Adjustments		Divestiture of RSN (h)	Combined
Revenues	$59,434	$20,851	$1,752	e1	$(4,331)	$77,208
			(498)	e2
Operating expenses	(32,726)	(13,855)	(2,186)	e1	2,193	(47,063)
			459	e2
			(948)	e4
Selling, general, administrative and other	(8,860)	(2,771)	(1,046)	e1	125	(12,395)
			48	e2
			(21)	e6
			130	e7
Depreciation and amortization	(3,011)	(413)	(69)	e1	805	(5,138)
			(2,450)	e5
Restructuring and impairment and Other	568	(627)	—		8	(51)
Interest expense, net	(574)	(1,166)	—	e1	59	(2,105)
			(629)	e3
			205	e3a
Equity in the income of investees	(102)	(563)	974	e1	—	309

Income before income taxes	14,729	1,456	(4,279)		(1,141)	10,765
Income taxes	(1,663)	196	898	f	342	(227)

Net Income	13,066	1,652	(3,381)		(799)	10,538
Less: Net income attributable to noncontrolling interests	(468)	(257)	889	e1	99	263

Net income attributable to Disney	$12,598	$1,395	$(2,492)		$(700)	$10,801

Earnings per share:
Diluted	$8.36					$5.94

Basic	$8.40					$5.98

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,507		312	e8		1,819

Basic	1,499		307	e8		1,806

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 29, 2018

(In Millions, Except Per Share Data)

	Disney	RemainCo	Pro Forma Adjustments		Divestiture of RSN (h)	Combined
Revenues	$15,303	$4,717	$594	e1	$(1,144)	$19,321
			(149)	e2
Operating expenses	(9,001)	(3,016)	(611)	e1	567	(12,169)
			129	e2
			(237)	e4
Selling, general, administrative and other	(2,152)	(665)	(261)	e1	37	(2,940)
			15	e2
			(5)	e6
			91	e7
Depreciation and amortization	(732)	(115)	(24)	e1	201	(1,280)
			(610)	e5
Restructuring and impairment and Other	—	(130)	—		1	(129)
Interest expense, net	(63)	(276)	(1)	e1	15	(430)
			(157)	e3
			52	e3a
Equity in the income of investees	76	(112)	214	e1	—	178

Income before income taxes	3,431	403	(960)		(323)	2,551
Income taxes	(645)	(92)	180	f	97	(460)

Net Income	2,786	311	(780)		(226)	2,091
Less: Net income attributable to noncontrolling interests	2	(55)	180	e1	20	147

Net income attributable to Disney	$2,788	$256	$(600)		$(206)	$2,238

Earnings per share:
Diluted	$1.86					$1.24

Basic	$1.87					$1.25

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,498		312	e8		1,810

Basic	1,490		307	e8		1,797

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

Note 1. Basis of Presentation

On June 20, 2018, New Disney, Disney and 21CF, among others, entered into the Amended and Restated Agreement and Plan of Merger (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, following the Distribution (which occurred on March 19, 2019), (1) WDC Merger Enterprises I, Inc. merged with and into Disney and (2) WDC Merger Enterprises II, Inc. merged with and into 21CF (the “21CF Merger” and, together with the transaction described in clause (1), the “Mergers”). As a result of the Mergers, Disney and 21CF became wholly owned subsidiaries of New Disney. Disney prepared its financial statements in accordance with accounting principles generally accepted in the United States of America. At the time of the Acquisition, New Disney became the successor to Disney with no change in accounting basis. The 21CF Merger will be accounted for by New Disney using the acquisition method of accounting. New Disney will be treated as the acquiror for accounting purposes. Prior to the completion of the Mergers, 21CF and a newly-formed subsidiary of 21CF (“New Fox”) entered into a separation agreement, pursuant to which 21CF transferred to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network and certain other assets, and New Fox assumed from 21CF certain liabilities associated with such businesses (the “Separation”). 21CF retained all of the assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios, certain cable networks, 21CF’s international TV businesses and proceeds from the Sky Sale. Following the Separation and prior to the completion of the Mergers, 21CF distributed all of the issued and outstanding shares of New Fox common stock to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis (the “Distribution”). Prior to the Distribution, New Fox paid 21CF a dividend in the amount of $8.5 billion (the “Dividend”).

When the 21CF Merger became effective on March 20, 2019, each issued and outstanding share of 21CF common stock (other than (i) shares held in treasury by 21CF that are not held on behalf of third parties, (ii) shares held by subsidiaries of 21CF and (iii) shares held by 21CF stockholders who have not voted in favor of the 21CF Merger and perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) was exchanged for an amount, payable in cash (the “21CF cash consideration”) or shares of New Disney common stock (the “21CF stock consideration” and, together with the 21CF cash consideration, the “21CF Merger consideration”), equal to the per share value of $51.572626.

Based on the shares of 21CF common stock outstanding as of March 20, 2019, and an average Disney stock price of $114.1801, which was the volume weighted average price of Disney common stock over the 15-trading day period ended on (and including) March 15, 2019 (“15 Day VWAP”), New Disney issued approximately 307 million shares of New Disney common stock. The exchange ratio, obtained by dividing $38.00 by the average Disney stock price, was 0.3328. New Disney recorded the 21CF Merger consideration at $69.5 billion based upon the cash paid, which was funded from New Disney borrowings, plus the value of New Disney common stock issued, which was determined by the number of shares issued and Disney’s closing stock price on March 19, 2019 of $110.00. Upon consummation of the 21CF Merger, New Disney acquired approximately $26.3 billion of 21CF cash and assumed approximately $19.2 billion of 21CF debt. 21CF’s debt had an estimated fair value of approximately $22.8 billion as of December 29, 2018. We repaid approximately $16.1 billion of the New Indebtedness shortly after the closing of the Acquisition using cash we acquired from RemainCo.

The Transaction Tax is an amount that was calculated by Disney and 21CF to equal the sum of (a) spin taxes (which are defined in the Acquisition Agreement), (b) an amount in respect of divestiture taxes (which are defined in the Acquisition Agreement), and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business and assets from and after January 1, 2018 through the closing of the Acquisition, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to (i) $600 million plus (ii) all net cash generated by the New Fox business and assets from and after January 1, 2018 (with, for purposes of this calculation, all intercompany balances of 21CF and its subsidiaries being deemed to be zero on such date) through the Distribution (with the calculation of net cash taking into account an allocation to New Fox of (1) 30% of any cash dividends to 21CF’s stockholders paid from and after the date of the Acquisition Agreement until the Distribution, (2) an allocated amount of shared overhead and corporate costs consistent with 21CF’s historical approach to such allocations and (3) 30% of unallocated shared overhead and corporate costs for the period from the date of the Acquisition Agreement until the Distribution).

On October 3, 2018, 21CF entered into an agreement to sell its existing 39% interest in Sky to Comcast Corporation at a price of £17.28 per each Sky share for a total sales price of approximately £11.6 billion ($15.1 billion). The gain on the sale, including the estimated income tax impacts, has not been reflected in the RemainCo unaudited pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature. The RemainCo unaudited pro forma condensed consolidated balance sheet includes the effect of the Sky Sale, including the estimated income tax impacts.

The accompanying unaudited pro forma condensed combined statements of income for the year ended September 29, 2018 and the three months ended December 29, 2018 (the “Disney Pro Forma Statements of Income”), and the unaudited pro forma condensed combined balance sheet as of December 29, 2018 (the “Disney Pro Forma Balance Sheet”), present the results of operations and balance sheet data of Disney combined with RemainCo adjusted to reflect the RSNs as assets to be divested. The combined company information is based upon the Disney historical financial statements and the RemainCo Pro Forma Financial Statements including historical financial information of the RSNs and gives effect to the Acquisition and adjustments described in these footnotes. New Disney also has a majority interest in Hulu LLC (“Hulu”) following completion of the Acquisition. Accordingly, the Disney Pro Forma Financial Statements reflect the consolidation of Hulu’s financial results. Additionally, we have presented the RSNs as assets held for sale because Disney agreed to divest these networks after closing as part of a resolution of the review of the Acquisition by the U.S. Department of Justice. The estimated fair value of the assets and liabilities of the RSNs has been presented in four line items in the Disney Pro Forma Balance Sheet, “Assets to be divested” and “Liabilities to be divested”, current and non-current. The Disney Pro Forma Statements of Income have been adjusted to remove the revenues and expenses of the RSNs. The Disney Pro Forma Financial Statements do not give effect to the use of proceeds from the planned divestiture of the RSNs. New Disney expects to apply such proceeds to repay certain indebtedness required to fund the 21CF cash consideration. The divestiture of the RSNs is expected to result in a gain for income tax purposes.

We have made certain adjustments to the historical book values of the assets and liabilities of RemainCo to reflect preliminary estimates of fair values, with the excess of the purchase price over the adjusted historical net assets of RemainCo recorded as goodwill. We have not completed the detailed valuations necessary to arrive at the final estimates of the fair value of RemainCo assets acquired and liabilities assumed in order to complete the related allocations of purchase price. At the time of this filing, we have not yet determined the adjustments necessary, if any, to conform RemainCo to our accounting policies. Until the 21CF Merger was completed on March 20, 2019, Disney and RemainCo were limited in their ability to share information with each other. After we complete the valuations, any increases or decreases in the fair value adjustments could be materially different than amounts presented in the Disney Pro Forma Financial Statements.

The accompanying Disney Pro Forma Financial Statements are presented for illustrative purposes only and do not include integration costs nor the realization of any cost or revenue synergies expected to result from the Acquisition. The accompanying Disney Pro Forma Financial Statements have been adjusted to reflect changes to reclassify certain RemainCo financial statement line items to conform to Disney presentation.

•

The following RemainCo balance sheet categories have been adjusted or aggregated to conform to Disney’s presentation: (1) RemainCo’s “Inventories, net” has been bifurcated to include DVDs, Blu-rays and other merchandise in “Inventories” and the remainder as “Television costs and advances” and (2) RemainCo’s non-current “Receivables, net” have been reported as non-current “Other Assets.”

•

RemainCo’s “Impairment and restructuring charges” and “Other, net” have been aggregated and reported as “Restructuring and impairment and other,” and “Interest expense, net” and “Interest Income” have been aggregated and reported as “Interest expense, net” in the Disney Pro Forma Statements of Income.

The Disney Pro Forma Financial Statements have been prepared to reflect adjustments to Disney’s historical consolidated financial information that are (a) directly attributable to the Acquisition, (b) factually supportable and (c) with respect to the pro forma statements of income, expected to have a continuing impact on New Disney’s results.

Note 2. Pro Forma Adjustments

(a)

The Disney Pro Forma Balance Sheet has been adjusted to record the purchase price of $69.5 billion. The purchase price consisted of $35.7 billion in cash, which was funded from the New Indebtedness, and the issuance of approximately 307 million shares of New Disney common stock at a value of approximately $33.8 billion. The value at which we recorded the 21CF Merger consideration was based upon the cash paid plus the value of the New Disney common stock issued, which was determined by the number of shares of New Disney common stock issued and the Disney closing stock price on March 19, 2019 of $110.00. The purchase price was not adjusted for any New Disney equity awards issued in exchange for 21CF equity awards in conjunction with the transaction as the impact to the purchase price is not expected to be material.

We repaid approximately $16.1 billion of the New Indebtedness shortly after the closing of the Acquisition using cash we acquired from RemainCo. The final amount as of the closing date of the Transaction Tax was $6.5 billion. As a result, Disney was required to make a cash payment to New Fox in the amount of $2.0 billion.

(b)	The preliminary allocation of the purchase price to RemainCo’s identifiable net assets acquired is as follows (in millions):

	Cash	Common Stock	Total
Preliminary value of cash and New Disney common stock issued	$35,703	$33,753	$69,456	(a)
Elimination of historical RemainCo book value:
Redeemable noncontrolling interests			470	(bl)
Equity			20,793	(bl)
Goodwill			(7,584	)(b2)
Intangible assets: finite and indefinite-lived			(3,111	)(b2)
Investments			(376	)(b2)
Film and television costs			(4,832	)(b2)
Record estimated fair value of RemainCo:
Film and television costs			10,442	(b3)
Intangible assets: finite and indefinite-lived			25,732	(b4)
30% investment in Hulu			4,500	(b5)
Other investments in equity affiliates			1,272	(b5)
Record estimated fair value adjustments of RemainCo:
Deferred revenue, short and long-term			529	(b6)
Short and long-term debt			(3,601	)(b7)
Tax impacts of fair value adjustments			(5,843	)(b8)
Estimated fair value of redeemable noncontrolling interests			(1,085	)(b9)
Estimated fair value of noncontrolling interests			(2,747	)(b9)

Preliminary fair value of identifiable net assets acquired			34,559

Goodwill			$34,897	(b)

The Disney Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities, and unless otherwise noted, historical book values as of December 29, 2018 are assumed to approximate fair values. Significant assets and liabilities where historical book values are assumed to approximate fair values include cash and cash equivalents, accounts receivable, acquired television costs and advances, fixed assets, accounts payable and accrued liabilities. The remaining unallocated purchase price was allocated to goodwill, which is not deductible for tax purposes. The final purchase price allocation, which will be based on third-party valuations, may result in different allocations for the acquired assets and assumed liabilities than the amounts presented in the Disney Pro Forma Financial Statements, and those differences could be material.

(bl)	The Disney Pro Forma Balance Sheet has been adjusted to eliminate the historical stockholders’ equity and redeemable noncontrolling interest accounts of RemainCo.

(b2)

The Disney Pro Forma Balance Sheet has been adjusted to eliminate RemainCo’s historical goodwill, intangibles assets, investments and film and television production costs. The historical carrying values of acquired television costs and advances have not been eliminated as they are assumed to be at fair value as acquired programming contracts are generally shorter in duration and may include inflationary pricing mechanisms for future years. In addition, the value associated with potential off-market terms may be captured in the estimated fair value of the acquired distribution networks.

(b3)

The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of “Film and television costs.” The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental impact of film and television production cost amortization as a result of adjusting film and television production cost to preliminary fair value (see footnote e). Because the cash flows generated from recently released internally produced titles are generally higher in the earlier years following theatrical release, a sum-of-the-years-digits method was used to estimate amortization expense, which results in a larger portion of amortization expense in the early years. The estimated asset lives for recently released titles range from 1 to 10 years with a weighted average of 8 years. The estimated fair value was derived on a portfolio basis rather than an individual title basis. For recently released titles, we expect to use the film forecast method at the individual title level when the detailed information becomes available. The estimated asset lives for library titles range from 7 to 10 years with a weighted average of 9 years. For library titles, a straight line amortization method was used.

The estimated fair values of these assets are sensitive to input assumptions, which include the magnitude and timing of forecasted cash flows, discount rates, royalty rates, revenue growth rates and useful lives (the “Fair Value Assumptions”). The following table is presented for illustrative purposes and provides the estimated annual impact on the pro forma net income for a $1 billion change in fair value assigned to either recently released titles or film libraries (in millions, expect per share impact).

	Weighted Average Life in years	Estimated Amortization Expense(1)	Net income impact	Per share impact
Recently Released	8	$222	$176	$0.10
Film Library	9	111	88	0.05

(1)

Amortization of recently released titles reflects the sum-of-the-years-digits method over the lives shown and the first year of amortization is displayed. Expense for each year thereafter will decrease.

(b4)

We have preliminarily identified the following intangible assets: distribution networks, trade names, technology and subscriber relationships. Substantially all of these assets are identified as finite-lived intangibles with estimated useful lives that range from 2 to 20 years with assumed straight-line amortization. The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of RemainCo intangibles as “Intangible assets, net.” The fair values are sensitive to changes in the Fair Value Assumptions. The weighted average estimated life for finite-lived intangibles is 11 years. For illustrative purposes, the estimated annual impact of a $1 billion change in fair value assigned to these intangible assets on pro forma annual amortization expense, net income and earnings per share would be $91 million, $72 million and $0.04, respectively.

(b5)	The Disney Pro Forma Balance Sheet has been adjusted to report RemainCo’s investments in equity affiliates at estimated fair value.

(b6)

The Disney Pro Forma Balance Sheet has been adjusted to report RemainCo’s deferred revenues at estimated fair value, which is based on the estimated cost to perform the remaining services under the contracts plus a normal profit margin.

(b7)

The Disney Pro Forma Balance Sheet has been adjusted by $3.6 billion to adjust the carrying value of RemainCo debt of $19.2 billion to estimated fair value of $22.8 billion as of December 29, 2018. The fair value was primarily determined using third-party pricing sources.

The following table is presented for illustrative purposes and provides the estimated (decrease)/increase on pro forma borrowings and annual interest expense, net income and earnings per share from the impact of a 100 bps change in interest rates on the RemainCo debt (in millions, except per share impact):

Change in interest rate	Fair value of debt	Estimated Interest Expense	Net income impact	Per share impact
+100 bps	$(2,077)	$119	$(94)	$(0.05)
-100 bps	1,975	(119)	94	0.05

On October 5, 2018, New Disney commenced an offer to exchange (the “Exchange Offers”) any and all outstanding notes issued by 21st Century Fox America, Inc. (“21CFA”) for up to $18.1 billion aggregate principal amount of notes issued by New Disney (the “New Disney Notes”) and cash. On October 22, 2018, Disney announced that the requisite number of consents from 21CFA bondholders for the Exchange Offers had been received. On March 20, 2019, the Exchange Offers were consummated. Each series of New Disney Notes has the same interest rate, the same interest payment dates, the same redemption terms and the same maturity date as the corresponding series of 21CFA Notes for which it was exchanged. Because the terms of the New Disney Notes are substantially the same as the 21CFA notes, no pro forma effect of the Exchange Offers has been made in the Disney Pro Forma Financial Statements.

(b8)	The Disney Pro Forma Balance Sheet has been adjusted to reflect the tax effect of estimated valuation adjustments to RemainCo’s assets and liabilities.

(b9)

The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of noncontrolling interests in RemainCo subsidiaries. The redemption of certain noncontrolling interests is outside the control of RemainCo, and these interests are reflected as “redeemable noncontrolling interests.”

(c)	The Disney Pro Forma Balance Sheet reports the preliminary impact of consolidating Hulu at fair value. Disney and 21CF each own 30% of Hulu.

The preliminary estimate of fair value of Disney’s 30% interest in Hulu is $4.5 billion, which is sensitive to the Fair Value Assumptions. The difference between the historical carrying value of Disney’s interest ($169 million negative investment balance) and the estimated fair value is reported in equity (approximately $4.7 billion) (the “Hulu Gain”). Following the closing of the Acquisition, the Hulu Gain will be recognized in New Disney’s statement of income, although the Disney Pro Forma Statement of Income has not been adjusted to reflect the Hulu Gain as it will not have a continuing impact on New Disney’s results. The preliminary estimate of fair value of RemainCo’s 30% interest is also $4.5 billion. We are in the process of assessing potential synergies that may be realized as a result of the acquisition and any impact they may have on a control premium for our combined 60% interest. An increase or decrease in the estimated fair value of Hulu would have an impact on the Hulu Gain and goodwill.

The Disney Pro Forma Balance Sheet has been adjusted for the estimated fair value of the 30% noncontrolling interest ($4.5 billion) and 10% redeemable noncontrolling interest ($1.5 billion) in Hulu.

The Disney Pro Forma Financial Statements reflect a preliminary allocation of the Hulu purchase price to identifiable assets and liabilities, and unless otherwise noted, historical book values as of December 29, 2018 are assumed to approximate fair values. The remaining unallocated purchase price was allocated to goodwill, which is not deductible for tax purposes. The final purchase price allocation, which will be based on third-party valuations, may result in a different allocation for the acquired assets and assumed liabilities than the amounts presented in the Disney Pro Forma Financial Statements, and those differences could be material.

The following schedule shows the impact on the Disney Pro Forma Balance Sheet from consolidating Hulu (in millions):

Estimated fair value of:
New Disney’s 60% interest	$9,000	(c)
Hulu equity attributable to noncontrolling interest	4,500	(c)
Hulu equity attributable to redeemable noncontrolling interest	1,500	(c)

	15,000
Trade name, technology and subscriber list	2,324	(c1)
Other assets and liabilities, net	195	(c2)
Tax impacts of fair value adjustments	(293	)(c3)

Preliminary fair value of identifiable net assets acquired	2,226

Goodwill	$12,774	(c)

(c1)

We have preliminarily identified the following intangible assets: trade names, technology and subscriber relationships, which are finite-lived intangible assets with lives that range from 3 to 15 years, with a weighted average of 10 years. The Disney Pro Forma Balance Sheet includes the estimated fair value of Hulu’s intangibles as “Intangible assets, net.” The intangible asset fair values are sensitive to changes in the Fair Value Assumptions. We have assumed a straight-line amortization method for these assets in the Disney Pro Forma Financial Statements. For illustrative purposes, the estimated annual impact on pro forma net income for a $500 million change in the fair value assigned to these intangibles asset would be $50 million.

(c2)

We have preliminarily recorded certain assets and liabilities, including cash and cash equivalents, receivables, film and television costs, accounts payable, accrued expenses, other long-term liabilities and recently refinanced long-term debt, at Hulu’s historical carrying value, which is assumed to approximate fair value.

(c3)	The Disney Pro Forma Balance Sheet has been adjusted to reflect the tax effect of estimated valuation adjustments to Hulu’s assets and liabilities.

(d)

The Disney Pro Forma Balance Sheet has been adjusted to eliminate transactions between Disney, RemainCo and Hulu. The balances include receivables and payables for licensing of film and television content, advertising revenues and affiliate fees from distribution of networks. To the extent that the amount of cumulative profit recognized by the selling entity is different than the expense recognized by the purchasing entity, that difference has been eliminated.

(e)	The Disney Pro Forma Statements of Income have been adjusted to reflect the following:

(e1)

The Disney Pro Forma Statements of Income have been adjusted to consolidate the historical financial results of Hulu, net of adjustments to eliminate transactions between Hulu on the one hand and Disney or RemainCo on the other hand. In addition, the Disney Pro Forma Statements of Income have been adjusted to eliminate equity losses of Hulu and to record an allocation of Hulu’s losses to noncontrolling interest holders.

(e2)

The Disney Pro Forma Statements of Income have been adjusted to eliminate transactions between Disney and RemainCo. Transactions include licensing of film and television content and advertising revenue.

(e3)

The Disney Pro Forma Statements of Income have been adjusted to reflect interest expense of $629 million and $157 million on New Disney borrowings for the twelve months ended September 29, 2018 and three months ended December 29, 2018, respectively, assuming an estimated weighted average interest rate of 3.3% based on New Disney’s use of short-term debt, such as bridge financing and commercial paper borrowings, to finance the 21CF Merger consideration. New Disney expects to refinance and/or repay such short-term debt in whole or in part with the proceeds from the planned divestiture of the RSNs and/or long-term debt, such as senior notes. The following table is presented for illustrative purposes and provides the estimated impact on annual interest expense, net income and earnings per share for a 100 bps change in interest rates on the additional New Disney debt (in millions, except per share impact):

Change in interest rate	Estimated Interest Expense	Net income impact	Per share impact
+100 bps	$(196)	$(155)	$(0.09)
-100 bps	196	155	0.09

(e3a)

The Disney Pro Forma Statements of Income have been adjusted by a benefit of $205 million and $52 million for the twelve months ended September 29, 2018 and three months ended December 29, 2018, respectively, to reflect lower interest expense using an effective interest method due to the adjustment of RemainCo long-term debt to preliminary fair value.

(e4)

The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental impact of film and television production cost amortization as a result of adjusting these amounts to preliminary fair value.

(e5)

The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental impact of amortization of finite lived intangibles as a result of adjusting these amounts to preliminary fair value.

(e6)

The Disney Pro Forma Statements of Income have been adjusted to reflect the impact of a multi-year executive compensation arrangement that was contingent on the completion of the Mergers. Disney increased selling, general, administrative and other expense by approximately $21 million and $5 million for the twelve months ended September 29, 2018 and three months ended December 29, 2018, respectively.

New Disney stock or equity awards were issued in exchange for 21CF equity awards in conjunction with the transaction. We do not expect to recognize a material amount of incremental compensation expense associated with the New Disney stock or equity awards exchanged for 21CF equity awards that existed before December 13, 2017.

In February 2018, 21CF made a special grant of restricted stock units (the “Retention RSU Grant”) of 5.8 million units to certain senior executives and established a $110 million cash-based retention program for certain employees. New Disney will be required to record a portion of the fair value of the Retention RSU grant (which fair value will be determined as of the 21CF effective time) and of the cash-based retention program as compensation expense based upon an estimate of the value provided to RemainCo/New Disney. The estimated compensation will be recognized based upon the vesting period of the awards with pre-close vesting recognized as compensation expense at the time of effectiveness of the 21CF Merger and the remainder recognized as compensation expense over the subsequent 15 months for the Retention RSU grant and 10 months for the cash-based retention program, which represents the remaining vesting periods. However, because the impact of the Retention RSU grants and cash-based retention program is one-time in nature, the expense has not been included in the Disney Pro Forma Financial Statements.

(e7)

The Disney Pro Forma Statements of Income have been adjusted to eliminate transaction costs incurred in connection with the Acquisition totaling $130 million for the twelve months ended September 29, 2018 and $91 million for the three months ended December 29, 2018. The Disney Pro Forma Balance Sheet includes transaction costs related to bridge financing, investment banking, legal and accounting fees of approximately $150 million.

(e8)

The weighted average shares have been increased to reflect the issuance of 307 million shares of New Disney common stock for purposes of calculating basic earnings per share. The number of shares, as described in Note a, is based on the shares of 21CF common stock outstanding as of March 20, 2019 and the Transaction Tax in the amount of $6.5 billion as of the closing date (which resulted in a Cash Payment of $2.0 billion from Disney to New Fox). The weighted average shares outstanding for purposes of calculating diluted earnings per share was increased by approximately 5 million shares to reflect an estimate of New Disney equity awards issued in exchange for 21CF equity awards. A portion of these 5 million shares will be included in the determination of the purchase price for accounting purposes and a portion will be expensed over the future requisite service period of the employees.

(f)

The Disney Pro Forma Statements of Income have been adjusted to reflect the estimated income tax effect of the aggregate pre-tax pro forma adjustments. The aggregate pre-tax effect of these adjustments is taxed at an estimated rate of 26.5% for the twelve months ended September 29, 2018 and 23.0% for the three months ended December 29, 2018. The twelve month and three month rates reflect the impact of new federal income tax legislation that was signed into law in December 2017. Certain pro forma adjustments are allocated to the noncontrolling interest on a pre-tax basis.

(g)

Disney has agreed to divest the RSNs after closing of the Acquisition as part of a resolution of the review of the Acquisition by the U.S. Department of Justice. On the date of closing, the RSNs met the criteria to be classified as long-lived assets held for sale under Accounting Standards Codification 360, Property, plant, and equipment. Accordingly, the Disney Pro Forma Balance Sheet has been adjusted to present the assets and liabilities associated with the RSNs at fair value as “Assets to be divested” and “Liabilities to be divested”, both current and non-current.

The assets and liabilities, current and non-current, also include the fair value of intangible assets and borrowings as well as goodwill associated with the RSNs based on the preliminary estimated sale price of the RSNs. The historical book values of certain RSN assets and liabilities are assumed to approximate fair values including cash and cash equivalents, accounts receivable, acquired film and television costs and advances, accounts payable, deferred revenue, and other liabilities.

(h)

The Disney Pro Forma Statements of Income have been adjusted to reflect the elimination of revenues and expenses of the RSNs and amortization of the fair value of intangible assets associated with the RSNs.